Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

INLAND AMERICAN REAL ESTATE TRUST, INC.

AND

XENIA HOTELS & RESORTS, INC.

DATED AS OF

[ • ], 2015

i

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Exhibit A:	Xenia Subsidiaries

Schedule 1.1	Other Contracts
Schedule 1.2	Xenia Hotels
Schedule 1.3	Xenia Intellectual Property
Schedule 1.4	Xenia Properties
Schedule 2.1	Separation Transactions
Schedule 2.3(a)	Xenia Assets
Schedule 2.3(b)	Inland American Assets
Schedule 2.4(a)	Xenia Liabilities
Schedule 2.4(b)	Inland American Liabilities
Schedule 2.5(b)	Intercompany Agreements
Schedule 2.6(b)	FF&E Reimbursement Amounts
Schedule 7.1(a)	Inland American Available Policies
Schedule 7.1(j)	Xenia Available Policies
Schedule 7.1(k)	Insurance Reimbursements
Schedule 9.3(c)	Inland American Form 10 Information

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [ • ], 2015, by and between Inland American Real Estate Trust, Inc., a Maryland corporation (“Inland American”), and Xenia Hotels & Resorts, Inc., a Maryland corporation (“Xenia”). Inland American and Xenia are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, Inland American currently owns all of the issued and outstanding shares of the common stock, $0.01 par value per share, of Xenia (the “Xenia Common Shares”), and through Xenia, is engaged in the business of investing in premium full service, lifestyle and urban upscale hotels;

WHEREAS, the board of directors of Inland American has determined that it is advisable and in the best interests of Inland American to establish Xenia as an independent publicly traded company; and

WHEREAS, pursuant to the terms of this Agreement, the Parties intend to effect the separation of Inland American and Xenia by distributing to the holders of Inland American’s outstanding shares of common stock, $0.001 par value per share (“Inland American Common Stock”), on a pro rata basis, 95% of the Xenia Common Shares owned by Inland American as of the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“AAA” has the meaning set forth in Section 10.3(a).

“Action” means any demand, claim, action, suit, countersuit, litigation, arbitration, mediation, or proceeding, or any investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement, Inland American shall be deemed not to be an Affiliate of Xenia or any of its Subsidiaries, and Xenia shall be deemed not to be an Affiliate of Inland American or any of its Subsidiaries (other than Xenia and the Xenia Subsidiaries).

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Agreement Dispute” has the meaning set forth in Section 10.2(a).

“Ancillary Agreements” has the meaning set forth in Section 3.5.

“Appointed Representative” has the meaning set forth in Section 10.1.

“Appropriate Member of the Inland American Group” has the meaning set forth in Section 9.3.

“Appropriate Member of the Xenia Group” has the meaning set forth in Section 9.2.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assumed Actions” means those Actions that are outstanding as of the Effective Time in which Inland American or any of its Subsidiaries is a defendant or the Party against whom the claim or investigation is directed and which primarily relate to the Xenia Business.

“Capital Contribution” has the meaning set forth in Section 2.8(b)(ii).

“Claim” has the meaning set forth in Section 10.3(b).

“Closing FF&E Reimbursement Schedule” has the meaning set forth in Section 2.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information:

(a) that is required to be maintained in confidence by any Law or under any Contract;

(b) concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c) concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, historical business plans, strategic plans, Contracts, however documented, and other similar financial or business information;

(d) constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any Action; or

(e) constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Credit Facility” has the meaning set forth in Section 2.8(b)(i).

“Debt Capital Contribution” has the meaning set forth in Section 2.8(b)(iii).

“Deferred Asset” has the meaning set forth in Section 2.2(b)(ii).

“Deferred Liability” has the meaning set forth in Section 2.2(b)(ii).

“Disclosing Party” has the meaning set forth in Section 8.7(d).

“Distribution” means the transactions contemplated by Section 4.2.

“Distribution Agent” means DST Systems, Inc.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of Inland American, in its sole and absolute discretion.

“Effective Time” means the time at which the Distribution is effective on the Distribution Date.

“Election Notice” has the meaning set forth in Section 7.2(g)(i).

“Eligible SSS Liabilities” means all Liabilities relating to, arising out of or resulting from the ownership, operation or sale of the Suburban Select Service Hotels at any time by any member of either Group, including pursuant to the Suburban Select Service Purchase Agreement, that relate to, arise out of or result from a claim or demand that is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party, provided, however, that Eligible SSS Liabilities shall not include (i) Taxes, or (ii) Liabilities that relate to, arise out of or result from breaches or alleged breaches by Inland American of “Fundamental Parent Representations” as such term is defined in the Suburban Select Service Purchase Agreement.

“Employee Matters Agreement” means the employee matters agreement to be entered into by and between Inland American and Xenia or the members of their respective Groups in connection with the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” means any Law currently in effect relating to the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and all analogous state and local Laws, as to each, as amended, and the regulations promulgated pursuant thereto and as each is in effect on and as interpreted on the date of this Agreement.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Escrow Account” has the meaning set forth in Section 9.4(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Amount” has the meaning set forth in Section 9.4(i).

“FF&E Reimbursement Amounts” has the meaning set forth in Section 2.6(b).

“Force Majeure” has the meaning set forth in Section 12.12.

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the Inland American Group or the Xenia Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Hazardous Materials” means any substance, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, and polychlorinated biphenyls.

“Holding TRS” means IA Holding TRS, Inc., a Delaware corporation, and its Subsidiaries.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” means any Inland American Indemnitee or any Xenia Indemnitee.

“Indemnity Agreement” means that certain Indemnity Agreement, dated as of August 8, 2014, by and between Inland American and Xenia, as amended from time to time.

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Inland American Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Inland American” has the meaning set forth in the preamble to this Agreement.

“Inland American Assets” has the meaning set forth in Section 2.3(b).

“Inland American Available Policies” has the meaning set forth in Section 7.1(a).

“Inland American Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the Xenia Business. For the avoidance of doubt, the Inland American Business shall include the operations and activities of Inland American and its Subsidiaries relating to the Suburban Select Service Hotels.

“Inland American Common Stock” has the meaning set forth in the recitals to this Agreement.

“Inland American Group” means Inland American and the Subsidiaries of Inland American other than Xenia and the Xenia Subsidiaries.

“Inland American Indemnitees” means each member of the Inland American Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Inland American Liabilities” has the meaning set forth in Section 2.4(b).

“Inland American Name and Inland American Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “Inland American Real Estate Trust,” “Inland American,” or “Inland,” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Insurance Policy” means any insurance policies and insurance Contracts, including general liability, property and casualty, workers’ compensation, automobile, directors and officers liability, EPL / fiduciary liability, workers compensation, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect to any Technology.

“Intercompany Account” means any receivable, payable or loan between any member of the Inland American Group, on the one hand, and any member of the Xenia Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the Inland American Group and the Xenia Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract between or among any member of the Inland American Group, on the one hand, and any member of the Xenia Group, on the other hand, entered into prior to the Distribution Date, but excluding any Contract to which a Person other than any member of the Inland American Group or the Xenia Group is also a party.

“Interim Liquor Agreement” has the meaning set forth in Section 7.6.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Liquor Licenses” means all Permits required under any Law for the continued sale of alcoholic beverages at any Xenia Hotels from and after the Effective Time.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Named Actions” means (i) the non-public, formal, fact-finding investigation by the SEC (the “SEC Investigation”) to determine whether there have been violations of certain provisions of the federal securities laws regarding Inland American’s business manager fees, property management fees, transactions with its Affiliates, timing and amount of distributions paid to its investors, determination of property impairments and any decision regarding whether Inland American might become a self-administered REIT, (ii) the derivative demands by stockholders relating to the SEC Investigation received by Inland American regarding claims that Inland American’s officers, board of directors, former business manager and Affiliates of its former business manager breached their fiduciary duties to Inland American in connection with the matters subject to the SEC Investigation listed in clause (i) above, (iii) the pending litigation of William Trumbo as Custodian of His IRA, David Nixon, and Sheryl Nixon Derivatively on Behalf of Inland American Real Estate, Inc. v. The Inland Group, Inc., Inland Real Estate Investment Corporation, Inland American Business Manager & Advisor, Inc., Daniel A. Goodwin, Robert D. Parks, Robert H. Baum, G. Joseph Cosenza, Brenda G. Gujral, J. Michael Borden, Thomas F. Meagher, Paula Saban, William J. Wierzbicki and Thomas F. Glavin, Case No. 13 CH 07790, Circuit Court of Cook County, Illinois, County Department, Chancery Division (filed March 21, 2013), (iv) the investigation by the special litigation committee, formed by the independent directors of the Inland American board of directors, of the claims contained in the first derivative demand referenced in clause (i) above, any subsequent stockholder demands, as well as any other matters the independent directors see fit to investigate, including the SEC Investigation, and (v) any Action arising out of or related to the matters described in clauses (i) – (iv) above.

“New Claims” has the meaning set forth in Section 7.1(a).

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“NYSE” means the New York Stock Exchange, Inc.

“NYSE Listing Application” has the meaning set forth in Section 3.2(a).

“Other IP” means all Intellectual Property, other than Registrable IP, that is owned by either Party or any member of its Group as of the Effective Time.

“Owning Party” has the meaning set forth in Section 8.7(d).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Period” has the meaning set forth in Section 8.1(a).

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Pre-Closing Matters” has the meaning set forth in Section 7.1(a).

“Protected REIT” means any entity that (i) has elected to be taxed as a REIT, and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.

“Recipient Party” has the meaning set forth in Section 10.3(a).

“Record Date” means the close of business on the date, to be determined by the board of directors of Inland American, as the record date for determining holders of Inland American Common Stock entitled to receive Xenia Common Shares in the Distribution.

“Record Holders” has the meaning set forth in Section 4.1.

“Registrable IP” means all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Registration Statement” means the registration statement on Form 10 (File No. 001-36594) of Xenia with respect to the registration under the Exchange Act of the Xenia Common Shares to be distributed in the Distribution, including any amendments or supplements thereto.

“REIT” means a real estate investment trust, as defined under the Code.

“REIT-Related Contest” has the meaning set forth in Section 7.2(f)(ii).

“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Request for Arbitration” has the meaning set forth in Section 10.3(a).

“Requesting Party” has the meaning set forth in Section 10.3(a).

“Retention Amount” has the meaning set forth in Section 7.1(k).

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SEC” means the United States Securities and Exchange Commission.

“Section 336(e) Election” has the meaning set forth in Section 7.2(g).

“Separation” means the transactions contemplated by Article II.

“Shared Contract” has the meaning set forth in Section 2.7(a).

“Signing FF&E Reimbursement Schedule” has the meaning set forth in Section 2.6(b).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Suburban Select Service Hotels” shall mean those hotels and related real properties and other assets sold on November 17, 2014 by Inland American and its Subsidiaries pursuant to the Suburban Select Service Purchase Agreement.

“Suburban Select Service Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of September 17, 2014, by and among Inland American Real Estate Trust, Inc., IHP I Owner JV, LLC, IHP West Homestead (PA) Owner LLC and Northstar Realty Finance Corp.

“Tax Contest” has the meaning set forth in Section 7.2(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, Medicare, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form, whether or not listed herein, in each case, other than Software.

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transactions” means the Separation, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transition Services Agreement” means the transition services agreement to be entered into by and between Inland American and Xenia or any members of their respective Groups in connection with the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Xenia” has the meaning set forth in the preamble to this Agreement.

“Xenia Assets” has the meaning set forth in Section 2.3(a).

“Xenia Available Policies” has the meaning set forth in Section 7.1(j).

“Xenia Balance Sheet” means the Unaudited Pro Forma Combined Consolidated Balance Sheet of Xenia as of September 30, 2014, as included in the Information Statement.

“Xenia Business” means the business, operations and activities of Inland American and its Subsidiaries relating primarily to the Xenia Properties, the Xenia Hotels and the Xenia Former Properties as conducted at any time prior to the Effective Time by either Party or any of their current or former subsidiaries.

“Xenia Common Shares” has the meaning set forth in the recitals to this Agreement.

“Xenia Contracts” means any Contracts relating primarily to the Xenia Business, including the following Contracts, to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound; provided that Xenia Contracts shall not include any contract or agreement that is contemplated to be retained by Inland American or any member of the Inland American Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) any hotel management agreement relating to a Xenia Hotel;

(b) any hotel franchise agreement relating to a Xenia Hotel;

(c) any leases relating to any Xenia Property or to a Xenia Hotel;

(d) any joint venture, shareholder, equityholder, partnership or similar agreements with any third party relating primarily to the Xenia Business;

(e) any customer, distribution, supply, marketing, vendor or other contract, agreement or license, in each case with a third party and in effect as of the Effective Time, pursuant to which such third party provides or receives products or services to or from either Party or any member of its Group, primarily in connection with the Xenia Business, excluding any such contracts or agreements for services that are addressed in the Transition Services Agreement;

(f) any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group relating primarily to any other Xenia Contract, any Xenia Liability or the Xenia Business;

(g) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar Contract with any individual who is an employee of Xenia or its Subsidiaries, or consultants of the Xenia Group that is in effect as of the Effective Time;

(h) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Xenia or any member of the Xenia Group;

(i) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the Xenia Business or entered into by or on behalf of any division, business unit or member of the Xenia Group;

(j) any Contract, guarantee, note, mortgage, bond, debenture or other agreement providing for Indebtedness, whether secured or unsecured, which relates primarily to the Xenia Business; and

(k) any Contracts or settlements listed on Schedule 1.1, including the right to recover any amounts under such contracts, agreements or settlements.

“Xenia’s Deemed Sales Price Notice” has the meaning set forth in Section 7.2(g)(ii).

“Xenia Former Properties” means any hotel, and any real property on which a hotel was located, that was owned or leased by Inland American or its Subsidiaries, and subsequently disposed of, prior to the Effective Time, provided, however, that the Xenia Former Properties shall not include the Suburban Select Service Hotels.

“Xenia Group” means Xenia and the Xenia Subsidiaries.

“Xenia Hotels” means the hotels listed on Schedule 1.2 and any hotels acquired by any member of the Xenia Group between the date hereof and the Effective Time.

“Xenia Indemnitees” means each member of the Xenia Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Xenia Intellectual Property” means (a) the Registrable IP set forth on Schedule 1.3 and (b) all Other IP owned by either Party or any member of its Group as of the Effective Time primarily used or primarily held for use in the Xenia Business, including any Other IP set forth on Schedule 1.3.

“Xenia Liabilities” has the meaning set forth in Section 2.4(a).

“Xenia Permits” means all Permits owned or licensed by either Party or member of its Group primarily used or primarily held for use in the Xenia Business as of the Effective Time.

“Xenia Properties” means the real properties listed on Schedule 1.4 and any real properties acquired by any member of the Xenia Group between the date hereof and the Effective Time.

“Xenia SSS Liabilities” has the meaning set forth in Section 2.4(a)(vii).

“Xenia Subsidiaries” means the Subsidiaries of Xenia as of the date of this Agreement, including the Subsidiaries of Xenia listed on Exhibit A hereto, and any Subsidiary of Xenia formed after the date of this Agreement and prior to the Distribution Date.

Section 1.2 Interpretation. In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e) accounting terms used herein shall have the meanings historically ascribed to them by Inland American and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g) reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i) if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(j) if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein;

(k) any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II.

THE SEPARATION

Section 2.1 Separation Transactions. Prior to the Effective Time, Inland American shall, and shall cause Xenia and each other Subsidiary and controlled Affiliate of Inland American to, effect each of the transactions set forth in Schedule 2.1, in each case, with such modifications, if any, as Inland American shall determine are necessary or desirable for efficiency or similar purposes.

Section 2.2 Transfers of Assets and Assumptions of Liabilities.

(a) Transfer of Assets and Assumption of Liabilities Prior to Effective Time. Subject to Section 2.1 and Section 2.2(b), Inland American and Xenia agree to take all actions necessary so that, immediately prior to the Effective Time, (i) the Xenia Group will own, to the extent it does not already own, all of the Xenia Assets and none of the Inland American Assets, and (ii) the Xenia Group will be liable for, to the extent it is not already liable for all of the Xenia Liabilities and none of the Inland American Liabilities.

(b) Deferred Transfers and Assumptions.

(i) Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii) To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable, and, collectively, a “Deferred Asset or Liability”), the Parties will use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to the Deferred Asset or Deferred Liability, are obtained or satisfied, the transfer or assumption of the Deferred Asset or Deferred Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement, if any.

(iii) From and after the Effective Time until such time as the Deferred Asset or Deferred Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Deferred Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining the Deferred Asset or Deferred Liability will use its commercially reasonable efforts to notify the Party entitled to or intended to assume such Deferred Asset or Deferred Liability of the need for such expenditure. In addition, the Party retaining such Deferred Asset or Deferred Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Deferred Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Deferred Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Deferred Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Deferred Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv) In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement, if any.

(v) The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.2(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).

(c) Misallocated Assets and Liabilities.

(i) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement and such Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 2.2(b).

(ii) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement and such Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.2(b).

(d) Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

Section 2.3 Xenia Assets; Inland American Assets

(a) Xenia Assets. For purposes of this Agreement, “Xenia Assets” shall mean all Assets held by Inland American and its Subsidiaries (including Xenia and the Xenia Subsidiaries) in and to the Assets primarily related to the Xenia Business, including the following:

(i) all issued and outstanding capital stock or other equity interests of the Xenia Subsidiaries;

(ii) all right, title and interest of Inland American and its Subsidiaries in and to any and all interests in the Xenia Properties of whatever nature, whether as owner, mortgagee or holder of a security interest in the Xenia Properties, lessor, sublessor, lessee, sublessee or otherwise, and including the Xenia Hotels and all other buildings or barges located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on any Xenia Property or otherwise appertaining to or benefitting any Xenia Property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any Xenia Property to related easements, land use rights, development rights, air rights, view rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any Xenia Property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of any Xenia Property;

(iii) all Assets of either Party or any members of its Group included or reflected as assets of the Xenia Group on the Xenia Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Xenia Balance Sheet; provided, that the amounts set forth on the Xenia Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Xenia Assets pursuant to this clause (iii);

(iv) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Xenia or any other member of the Xenia Group;

(v) all Xenia Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder immediately prior to the Effective Time;

(vi) all Xenia Intellectual Property as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder immediately prior to the Effective Time;

(vii) all Xenia Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder immediately prior to the Effective Time;

(viii) all rights, claims, demands, causes of action, judgments, decrees, property tax appeals and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of Inland American or any of its Subsidiaries primarily related to the Xenia Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of Xenia and its Subsidiaries any pending actions relating to the foregoing, and to recover and retain any damages therefrom;

(ix) all books and records, wherever located, that are primarily related to the Xenia Business; and

(x) any and all Assets set forth on Schedule 2.3(a).

Notwithstanding the foregoing, the Xenia Assets shall not in any event include any Asset referred to in clauses (i) through (v) of Section 2.3(b).

(b) Inland American Assets. For the purposes of this Agreement, “Inland American Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the Xenia Assets, it being understood that the Inland American Assets shall include:

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Inland American or any other member of the Inland American Group;

(ii) all Contracts of either Party or any of the members of its Group immediately prior to the Effective Time (other than the Xenia Contracts);

(iii) all Intellectual Property of either Party or any of the members of its Group immediately prior to the Effective Time (other than the Xenia Intellectual Property), including the Inland American Name and Inland American Marks;

(iv) all Permits of either Party or any of the members of its Group immediately prior to the Effective Time (other than the Xenia Permits); and

(v) any and all Assets set forth on Schedule 2.3(b) and Schedule 2.6(b).

Section 2.4 Xenia Liabilities; Inland American Liabilities.

(a) Xenia Liabilities. For the purposes of this Agreement, “Xenia Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group arising out of the operation of the Xenia Business, including:

(i) all Liabilities included or reflected as liabilities or obligations of Xenia or the members of the Xenia Group on the Xenia Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Xenia Balance Sheet; provided, that the amounts set forth on the Xenia Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Xenia Liabilities pursuant to this clause (i);

(ii) all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Xenia Business or a Xenia Asset;

(iii) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto) as Liabilities to be assumed by Xenia or any other member of the Xenia Group, and all agreements, obligations and Liabilities of any member of the Xenia Group under this Agreement or any of the Ancillary Agreements;

(iv) all Liabilities for Taxes allocated to Xenia in Section 7.2;

(v) any and all Liabilities set forth on Schedule 2.4(a);

(vi) all Liabilities arising out of claims made by any third party (including Inland American’s or Xenia’s respective directors, officers, shareholders, employees and agents) against any member of the Inland American Group or the Xenia Group to the extent relating to, arising out of or resulting from the Xenia Business or the Xenia Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (v) above; and

(vii) the first $8 million of Eligible SSS Liabilities, and Losses associated therewith, that are incurred following the Effective Time (the “Xenia SSS Liabilities”).

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.4(b), and any Liabilities of any member of the Inland American Group pursuant to the Ancillary Agreements, shall not be Xenia Liabilities but instead shall be Inland American Liabilities.

(b) Inland American Liabilities. For the purposes of this Agreement, “Inland American Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Inland American Group and, prior to the Effective Time, any member of the Xenia Group, in each case that are not Xenia Liabilities, including any and all Liabilities set forth on Schedule 2.4(b) and any and all Liabilities for Taxes that are not allocated to Xenia in Section 7.2; and (ii) all Liabilities arising out of claims made by any third party (including Inland American’s or Xenia’s respective directors, officers, shareholders, employees and agents) against any member of the Inland American Group or the Xenia Group to the extent relating to, arising out of or resulting from the Inland American Business or the Inland American Assets.

Section 2.5 Termination of Intercompany Agreements.

(a) Except as set forth in Section 2.5(b), Inland American, on behalf of itself and each of the other members of the Inland American Group and Xenia, on behalf of itself and each of the other members of the Xenia Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.6. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b) The provisions of Section 2.5(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Distribution Date and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement), if any; and

(ii) the agreements listed or described on Schedule 2.5(b).

Section 2.6 Settlement of Intercompany Accounts.

(a) Except as described in Section 2.6(b), each Intercompany Account outstanding immediately prior to the Distribution Date will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the Inland American Group and the Xenia Group prior to the Effective Time, in each case, in the manner agreed to by the Parties.

(b) Schedule 2.6(b) (the “Signing FF&E Reimbursement Schedule”) sets forth the amounts of costs and expenses for capital expenditures previously paid by Inland American that the Parties have agreed are due and owing to Inland American to the extent that they are eligible for reimbursement from lodging furniture, fixtures and equipment reserves relating to the Xenia Business (the “FF&E Reimbursement Amounts”). The Parties agree that, to the extent any FF&E Reimbursement Amounts are paid to Inland American between the date hereof and the day before the Distribution Date, they will, on or prior to the day before the Distribution Date, agree upon an updated schedule, substantially in the format of the Signing FF&E Reimbursement Schedule, listing the FF&E Reimbursement Amounts that will continue to be due and owing to Inland American as of the Distribution Date (the “Closing FF&E Reimbursement Schedule”). The Parties agree that the FF&E Reimbursement Amounts are Inland American Assets to the extent the applicable hotel management company or lender approves the associated expenditures for reimbursement and that Xenia will, following the Effective Time, use its commercially reasonable efforts to collect the FF&E Reimbursement Amounts set forth on the Closing FF&E Reimbursement Schedule and to deliver such amounts to Inland American promptly upon receipt thereof. Following the Distribution Date, upon written request from Inland American, Xenia will deliver to Inland American an updated version of Closing FF&E Reimbursement Schedule indicating the FF&E Reimbursement Amounts that remain to be paid and a reasonably detailed description of the status of the outstanding FF&E Reimbursement Amounts. Notwithstanding the foregoing, Xenia shall only be obligated to pay the FF&E Reimbursement Amounts set forth on the Closing FF&E Reimbursement Schedule to Inland American to the extent it receives such amounts from the applicable hotel management company or lender and shall not have any obligation to pay any FF&E Reimbursement Amounts if, despite using its commercially reasonable efforts, it is unable to collect such amounts from the applicable hotel management company or lender.

Section 2.7 Treatment of Shared Contracts

(a) Subject to applicable Law and except as otherwise provided in any Ancillary Agreement, and without limiting the generality of the obligations set forth in Section 2.1 and Section 2.2, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.7 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any Contract entered into by a member of the Inland American Group with a third party that is not a Xenia Asset, but pursuant to which a member of the Xenia Group or the Xenia Assets, as of the Effective Time, have been provided certain revenues or other benefits (any such contract or agreement, a “Shared Contract”) shall not be assigned in relevant part to the applicable member(s) of the Xenia Group or amended to give the relevant member(s) of the Xenia Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions to cause (i) the relevant member of the Xenia Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, to the Xenia Assets pursuant to such Shared Contract and (ii) the relevant member of the Xenia Group to bear the burden of the corresponding Liabilities under such Shared Contract. Notwithstanding the foregoing, no member of the Inland American Group shall be required by this Section 2.7 to maintain in effect any Shared Contract, and no member of the Xenia Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract.

Section 2.8 Xenia Credit Agreement; Capital Contribution; Repayment of Mortgage Indebtedness; Cash Distribution.

(a) The Parties agree that, subsequent to September 30, 2014, Inland American has previously funded an aggregate of approximately $57.7 million in principal amount of borrowings under mortgage Indebtedness relating to Xenia Assets outstanding as of September 30, 2014, inclusive of off-setting mortgage debt increases.

(b) At or prior to the Effective Time,

(i) Xenia shall have entered into a definitive $400 million unsecured revolving credit facility on substantially the terms described in the Information Statement (the “Credit Facility”);

(ii) Inland American shall have made a cash capital contribution of $125 million to Xenia (the “Capital Contribution”); and

(iii) Inland American shall have made a cash capital contribution of $42.3 million (the “Debt Capital Contribution”), $26.3 million of which Xenia intends to use to repay one loan on one hotel on or about March 1, 2015 and the remainder of which Xenia intends to use to pay down other existing mortgage indebtedness during 2015.

(c) At or prior to the Effective Time, to the extent directed by Inland American in its discretion, Xenia shall have distributed to Inland American all cash held by Xenia or any of its Subsidiaries, other than (i) the amount of the Capital Contribution and the Debt Capital Contribution, and (ii) the following amounts, which may be, or be based upon, estimates, and shall be calculated by Inland American in its sole discretion based on information available to it prior to the Effective Time: (A) a minimum of $50 million of unrestricted cash, (B) cash held in restricted escrows and lodging furniture, fixtures and equipment reserves (provided, that certain amounts of such reserves shall be distributed following the Effective Time to the extent required by Section 2.6(b)), (C) sufficient funds to pay the fees and expenses as set forth in Section 12.2 hereof, to the extent that any such fees and expenses are not reimbursed at or prior to the Effective Time, and (D) sufficient funds to pay the reasonably anticipated Taxes (after taking into account any actual and estimated Tax payments made) (x) attributable to the Separation for which Xenia is liable for pursuant to this Agreement, (y) incurred by Xenia and its Subsidiaries as a result of distributions of cash or properties by such entities prior to the Effective Time, and (z) attributable to the operations of Xenia, the Xenia Subsidiaries, the Xenia Business and the Suburban Select Service Hotels (including, without limitation, any Taxes attributable to the portion of the Xenia Business or the business of the Suburban Select Service Hotels conducted by Holding TRS conducted by Holding TRS) and the Xenia Assets for the period prior to the Effective Time for which Xenia is liable for pursuant to this Agreement. The Parties agree that the amounts described in the foregoing clauses (A), (B), (C) and (D) shall be based upon information available prior to the Effective Time, which may include estimated amounts, and determined by Inland American in its sole discretion, and that nothing in this Section 2.8 shall obligate either Party to pay any amounts to the other following the Effective Time, even if such amounts, or estimates upon which such amounts are based, are later determined to be incorrect.

Section 2.9 Delivery of Paper Records. Prior to or as promptly as reasonably practicable after the Distribution (including within the timeframes described in the Transition Services Agreement), Inland American shall deliver or cause to be delivered to Xenia all corporate books and records of the Xenia Group in its possession or control, including all applicable active agreements (including employment agreements with employees of Xenia or its Subsidiaries), litigation files, Xenia insurance policies and government filings, it being understood that delivery of such books and records may be achieved by delivery of such records to a storage facility located in Orlando, Florida that can be accessed by the Xenia Group.

Section 2.10 Authorized Signatories. Prior to or concurrently with the Effective Time, Inland American shall cause all Inland American Group employees to be removed as authorized signatories on all bank accounts maintained by the Xenia Group.

ARTICLE III.

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 SEC and Other Securities Filings.

(a) Prior to the date of this Agreement, the Parties caused the Registration Statement to be prepared and filed with the SEC.

(b) The Parties shall use their respective commercially reasonable efforts to cause the Registration Statement to become effective as soon as reasonably practicable following the date of this Agreement.

(c) As soon as practicable after the Registration Statement becomes effective, Inland American shall cause the Information Statement to be mailed to the Record Holders.

(d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(e) The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2 NYSE Listing Application.

(a) Prior to the date of this Agreement, the Parties caused an initial application for the listing on the NYSE of Xenia Common Shares to be distributed to the Record Holders in the Distribution (the “NYSE Listing Application”) to be prepared and filed with the NYSE.

(b) The Parties shall use commercially reasonable efforts to have the NYSE Listing Application approved, subject to official notice of issuance, as soon as reasonably practicable following the date of this Agreement.

Section 3.3 Distribution Agent Agreement. On or prior to the date of this Agreement, Inland American shall, if requested by the Distribution Agent, enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

Section 3.4 Governmental Approvals and Consents. To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.5 Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the Transition Services Agreement and Employee Matters Agreement, each substantially in the form filed by Xenia with the SEC as an exhibit to the Registration Statement and such other written agreements, documents or instruments (collectively, the “Ancillary Agreements”) as the Parties may agree are reasonably necessary or desirable and to the effect the Transactions.

Section 3.6 Governance Matters.

(a) Organizational Documents. On or prior to the Distribution Date, the Parties shall take all necessary actions to adopt each of the articles of amendment and restatement and the amended and restated bylaws of Xenia, each substantially in the forms filed by Xenia with the SEC as exhibits to the Registration Statement, and to file the articles of amendment and restatement with the SDAT.

(b) Officers and Directors.

(i) At or prior to the Effective Time, the Parties shall take all necessary action so that, as of the Effective Time, the executive officers and directors of Xenia will be as set forth in the Information Statement.

(ii) At or prior to the Effective Time, no employee of Inland American or its Subsidiaries (other than employees of Xenia or its Subsidiaries) shall be an officer or director of Xenia or any of its Subsidiaries.

ARTICLE IV.

THE DISTRIBUTION

Section 4.1 Delivery to Distribution Agent. Subject to Section 5.1, on or prior to the Distribution Date, Inland American will authorize the Distribution Agent, for the benefit of holders of record of Inland American Common Stock at the close of business on the Record Date (the “Record Holders”), to effect the book-entry transfer of 95% of the outstanding Xenia Common Shares and will instruct the Distribution Agent to effect the Distribution at the Effective Time in the manner set forth in Section 4.2.

Section 4.2 Mechanics of the Distribution.

(a) On the Distribution Date, Inland American will direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder, one Xenia Common Share for every eight shares of Inland American Common Stock held by such Record Holder as of the close of business on the Record Date, subject to Section 4.2(b). All such Xenia Common Shares to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, the Parties shall cause the Distribution Agent to deliver an account statement to each holder of Xenia Common Shares reflecting such holder’s ownership thereof (including the amount of cash in lieu of fractional shares as provided Section 4.2(b)). All of the Xenia Common Shares distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b) Each Record Holder who, after aggregating the number of Xenia Common Shares (or fractions thereof) to which such Record Holder would be entitled on the Record Date, would be entitled to receive a fraction of a Xenia Common Share in the Distribution, will receive cash in lieu of fractional shares. The Distribution Agent shall, as soon as practicable after the Distribution Date (i) determine the number of whole shares and fractional shares of Xenia Common Shares allocable to each Record Holder, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (iii) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Xenia Common Shares sold pursuant to subsection (ii) above, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes and their pro rata share of the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of Inland American, Xenia or the Distribution Agent will guarantee any minimum sale price for the fractional Xenia Common Shares. Neither Inland American nor Xenia will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealer through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealer will be an Affiliate of Inland American or Xenia. Any Xenia Common Shares or cash in lieu of fractional shares with respect to Xenia Common Shares that remains unclaimed by any Record Holder one hundred-eighty (180) days after the Distribution Date shall be delivered to Xenia. Xenia shall hold such Xenia Common Shares and/or cash for the account of such Record Holder and any such Record Holder shall look only to Xenia for such Xenia Common Shares and/or cash, if any, in lieu of fractional shares, subject in each case to applicable escheat or other abandoned property laws.

(c) Notwithstanding any other provision of this Agreement, Inland American, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made. An applicable withholding agent may collect the deducted or withheld amounts by reducing to cash a sufficient portion of the Xenia Common Shares that a Person would otherwise receive, and may require that such Person bear the brokerage or other costs from this withholding procedure.

ARTICLE V.

CONDITIONS

Section 5.1 Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by Inland American, in its sole and absolute discretion, at or before the Effective Time:

(a) the board of directors of Inland American shall have authorized the Distribution, which authorization may be made or withheld in its sole and absolute discretion;

(b) the Registration Statement shall have become effective, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c) Inland American shall have mailed the Information Statement (and such other information concerning Xenia, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;

(d) all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

(e) the transfer of the Xenia Assets (other than any Xenia Asset that is a Deferred Asset) and Xenia Liabilities (other than any Xenia Liability that is a Deferred Liability) contemplated to be transferred from Inland American to Xenia on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Inland American Assets (other than any Inland American Asset that is a Deferred Asset) and Inland American Liabilities (other than any Inland American Liability that is a Deferred Liability) contemplated to be transferred from Xenia to Inland American on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1;

(f) Xenia shall have obtained an opinion from Hunton & Williams LLP, in form and substance reasonably satisfactory to Xenia, to the effect that, beginning with Xenia’s short taxable year commencing on January 5, 2015, Xenia has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and its current and proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT;

(g) the NYSE shall have approved the NYSE Listing Application, subject to official notice of issuance;

(h) the Ancillary Agreements shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(i) any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;

(j) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions;

(k) no other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of Inland American, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable;

(l) the articles of amendment and restatement and the amended and restated bylaws of Xenia, each substantially in the forms filed by Xenia with the SEC as exhibits to the Registration Statement, shall have been adopted and the articles of amendment and restatement shall have been accepted for record by the SDAT;

(m) the executive officers and directors of Xenia will be as set forth in the Information Statement;

(n) any employee of Inland American or its Subsidiaries (other than employees of Xenia or its Subsidiaries) that is currently an officer or director of Xenia or any of its Subsidiaries shall have resigned from such officer or director position;

(o) Xenia and the applicable lenders shall have entered into the Credit Facility;

(p) Inland American shall have made the Capital Contribution and the Debt Capital Contribution to Xenia;

(q) Xenia shall have the cash amounts described in Section 2.8(c).

(r) the existing credit facility of Inland American shall have been terminated and Inland American shall have entered into a new credit facility upon the terms and with such lenders at it shall determine in its sole discretion; and

(s) no employee of any member of the Inland American Group shall be an authorized signatory on a bank account maintained by any member of the Xenia Group.

Section 5.2 Right Not to Close. Each of the conditions set forth in Section 5.1 is for the benefit of Inland American, and the board of directors of Inland American may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the board of directors of Inland American concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of Inland American to any other Person to effect any of the Transactions or in any way limit Inland American’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI.

NO REPRESENTATIONS OR WARRANTIES

Section 6.1 Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2 As Is, Where Is. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE VII.

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1 Insurance Matters

(a) Xenia is insured under the insurance policies issued to Inland American prior to the Effective Time set forth on Schedule 7.1(a) (the “Inland American Available Policies”) with respect to occurrences, wrongful acts, and other matters occurring prior to the Effective Time (“Pre-Closing Matters”). From and after the Effective Time, Xenia will maintain its status as an insured under the Inland American Available Policies, including the right to make new claims for coverage under the Inland American Available Policies after the Effective Time (“New Claims”), but in all events, solely with respect to Pre-Closing Matters, and provided that all such rights under the Inland American Available Policies shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i) Xenia shall provide notice to Inland American of any New Claims as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with Inland American’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by Inland American to Xenia in writing);

(ii) Except as set forth on Schedule 7.1(k), Xenia and the members of the Xenia Group shall exclusively bear and be liable for (and neither Inland American nor any members of the Inland American Group shall have any obligation to repay or reimburse Xenia or any member of the Xenia Group for), and shall indemnify, hold harmless and reimburse Inland American and the members of the Inland American Group for, any deductibles, self-insured retention, and out-of-pocket fees and expenses to the extent resulting from any access to, or any claims made by Xenia or any other members of the Xenia Group or otherwise made in respect of Losses of the Xenia Business under, any insurance provided pursuant to this Section 7.1(a); and

(iii) Xenia shall exclusively bear and be liable for (and neither Inland American nor any members of the Inland American Group shall have any obligation to repay or reimburse Xenia or any member of the Xenia Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Xenia or any member of the Xenia Group under the Inland American Available Policies as provided for in this Section 7.1(a).

(b) Neither Xenia nor any member of the Xenia Group, in connection with making a claim under any Inland American Available Policy pursuant to Section 7.1(a), shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between Inland American or any member of the Inland American Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by Inland American or any member of the Inland American Group under the applicable Inland American Available Policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of Inland American or any member of the Inland American Group under the applicable Inland American Available Policy.

(c) All payments and reimbursements by Xenia pursuant to Section 7.1(a) will be made within fifteen (15) days after Xenia’s receipt of an invoice therefor from Inland American.

(d) Inland American will administer any New Claims on behalf of Xenia and Xenia will cooperate with Inland American with respect to the submission of claims for Pre-Closing Matters under the Inland American Available Policies. Inland American will provide Xenia with reasonable assistance to enforce its rights under the Inland American Available Policies, provided that Xenia agrees to indemnify and hold harmless Inland American for any out-of-pocket costs Inland American incurs in connection with such cooperation and assistance, including reasonable attorneys’ fees.

(e) Inland American shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Xenia Liabilities and/or claims Xenia has made or could make in the future, and no member of the Xenia Group shall erode, exhaust, settle, release, commute, buyback, modify, amend or waive or otherwise compromise the limits or rights of Inland American under the Inland American Available

Policies in any respect. Xenia shall cooperate with Inland American and share such information as is reasonably necessary in order to permit Inland American to manage and conduct its insurance matters as it deems appropriate. Neither Inland American nor any of the members of the Inland American Group shall have any obligation to secure extended reporting for any claims under any insurance policies of Inland American or any member of the Inland American Group for any acts or omissions by any member of the Xenia Group incurred prior to the Effective Time.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Inland American Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Xenia does hereby, for itself and each other member of the Xenia Group, agree that no member of the Inland American Group shall have any Liability whatsoever as a result of the insurance policies and practices of Inland American and the members of the Inland American Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(h) Xenia acknowledges and agrees, on its own behalf and on behalf of each other member of the Xenia Group, that, from and after the Effective Time, neither Xenia nor any member of the Xenia Group shall have any rights to or under any of Inland American’s or its Affiliates’ insurance policies, other than the Inland American Available Policies as expressly provided in in this Article VII or in the Employee Matters Agreement.

(i) At the Effective Time, Xenia shall have in effect all insurance programs required to comply with Xenia’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to Xenia’s. Such insurance programs include including general liability, property and casualty, automobile, directors and officers liability (including with respect to periods prior to the Distribution), EPL/fiduciary liability, workers compensation, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage.

(j) Inland American is insured under the insurance policies issued to Xenia prior to the Effective Time set forth on Schedule 7.1(j) (the “Xenia Available Policies”) with respect to Pre-Closing Matters. From and after the Effective Time, Inland American will maintain its status as an insured under the Xenia Available Policies, including the right to make new claims under the Xenia Available Policies, but in all events, solely with respect to Pre-Closing Matters, and provided that all such rights under the Xenia Available Policies shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the additional conditions described in subsections 7.1(a)(i)-(iii) to the same extent that such conditions apply to Xenia in such subsections. Additionally, with respect to the Xenia Available Policies, Sections 7.1(b) – (i) shall also apply to Inland American in the same way as such sections apply to Xenia, and to Xenia in the same way as such sections apply to Inland American.

(k) Schedule 7.1(k) sets forth the open claims relating to the Xenia Business under Inland American insurance polies as of the date hereof. The Parties agree that rights to reimbursements or benefits under the Inland American policies with respect to such claims after the Effective Time will be allocated or handled as set forth in Schedule 7.1(k). The Parties further agree that Inland American will administer the claims titled “Andaz Napa” and “Marriott Napa Valley Hotel & Spa” in the manner described on Schedule 7.1(k), and as more specifically set forth on Schedule 7.1(k): (i) Inland American agrees to pay, or to cause its captive insurance company to pay on its behalf, the retention amount of $4.7 million pursuant to its obligations under its insurance policy prior to or after the Effective Time (the “Retention Amount”); (ii) Xenia agrees to promptly pay to Inland American an amount equal to the amount, if any, by which Inland American, or Inland American’s captive insurance company on its behalf, pays above the Retention Amount; and (iii) to the extent that Inland American, or Inland American’s captive insurance company on its behalf, has paid less than the Retention Amount prior to the Effective Time, Inland American will, following the Effective Time, pay to Xenia the difference between the Retention Amount and the amount it has paid prior to the Effective Time.

Section 7.2 Tax Matters.

(a) Taxability of Distribution. The Parties acknowledge that the Distribution is a taxable distribution under Section 301 of the Code, and the Parties shall not take any position on any U.S. federal, state, local or foreign Tax return that is inconsistent with such treatment.

(b) Inland American and Xenia REIT Status.

(i) Inland American has no knowledge of any fact or circumstance that would cause Xenia to fail to qualify as a REIT, including a failure to qualify as a REIT due to Inland American’s failure to maintain REIT status.

(ii) Subject to Section 7.2(b)(iii), Inland American shall use its commercially reasonable efforts to cooperate with Xenia as necessary to enable Xenia to qualify for taxation as a REIT and receive customary legal opinions concerning Xenia’s qualification and taxation as a REIT, including by providing information and representations to Xenia and its tax counsel with respect to the composition of Inland American’s income and Assets, the composition of the holders of stock of Inland American and Inland American’s organization, operation, and qualification as a REIT for its taxable years ending on or before December 31, 2015.

(iii) Inland American shall use reasonable best efforts to maintain its REIT status for each of its taxable years ending on or before December 31, 2015, unless Inland American obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which Xenia can rely, substantially to the effect that Inland American’s failure to maintain its REIT status will not prevent Xenia from making a valid REIT election for any taxable year, or otherwise cause Xenia to fail to qualify for taxation as a REIT for any taxable year, pursuant to Section 856(g)(3) of the Code.

(iv) Xenia shall use its reasonable best efforts to qualify for taxation as a REIT for its taxable year or years ending before December 31, 2015.

(v) Xenia shall use its commercially reasonable efforts to cooperate with Inland American as necessary to enable Inland American to qualify for taxation as a REIT and receive customary legal opinions concerning Xenia’s qualification and taxation as a REIT, including by providing information and representations to Inland American and its tax counsel with respect to the composition of Xenia’s income and Assets, the composition of the holders of stock of Xenia and Xenia’s organization, operation, and qualification as a REIT for its taxable year or years ending before December 31, 2015.

(c) Allocation of Tax Liabilities.

(i) Except as provided in Section 7.2(c)(iii), Xenia shall be responsible for, and shall indemnify, defend and hold harmless the Inland American Group against, any and all Taxes due with respect to Xenia, the Xenia Subsidiaries, the Xenia Business (including, without limitation, any Taxes attributable to the portion of the Xenia Business conducted by Holding TRS) and the Xenia Assets and any and all Taxes attributable to the Separation and Distribution (other than Taxes incurred by Inland American under Section 311(b) or Section 336(e) of the Code as a result of the Distribution), regardless of whether such Taxes are required to be reported on a Tax Return of Xenia or the Xenia Subsidiaries.

(ii) Xenia shall be responsible for, and shall indemnify, defend and hold harmless the Inland American Group against, any and all Taxes imposed on Inland American under Section 857(b)(7) of the Code (relating to the 100% tax imposed on certain non-arm’s-length transactions between a REIT and a taxable REIT subsidiary) that are attributable to Xenia, the Xenia Subsidiaries, the Xenia Business and the Suburban Select Service Hotels (including, without limitation, the portion of the Xenia Business or the business of the Suburban Select Service Hotels conducted by Holding TRS prior to the Distribution Date) and the Xenia Assets.

(iii) Inland American shall be responsible for, and shall indemnify, defend, and hold harmless the Xenia Group against, any and all Taxes due with respect to Xenia, the Xenia Subsidiaries, the Xenia Business and the Xenia Assets that are attributable to Inland American’s failure to qualify as a REIT for any taxable year ending on or before December 31, 2015, unless such failure was due wholly or primarily to Xenia, the Xenia Subsidiaries, the Xenia Business or the Xenia Assets.

(d) Tax Returns.

(i) Xenia shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of Xenia, the Xenia Subsidiaries, the Xenia Business (other than any portion of such business conducted by Holdings TRS) and the Xenia Assets, as applicable, for all Tax periods. In the case of such Tax Returns for all periods ending on or prior to or including the Distribution Date that are required to be filed after the Distribution Date, Xenia shall submit those Tax Returns to Inland American for its review thirty days prior to filing and shall consider in good faith any changes Inland American proposes with respect to such Tax Returns. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of Inland American, Xenia and Xenia Subsidiaries, the Xenia Business and the Xenia Assets, as applicable, except as required by a change in applicable Law.

(ii) Inland American shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Inland American Group that report Taxes related to the Xenia Business (including any portion of such business conducted by Holding TRS) or the Xenia Assets. Other any federal or state income Tax Returns of Inland American, Inland American shall submit those Tax Returns to Xenia for its review thirty days prior to filing and shall consider in good faith any changes Xenia proposes with respect to such Tax Returns. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of Inland American, Xenia, the Xenia Subsidiaries, the Xenia Business and the Xenia Assets, as applicable, except as required by a change in applicable Law.

(iii) In the case either Xenia or Inland American is responsible for payment of any Taxes under Section 7.2 that are reported and paid on a Tax Return paid by the other Party, then the Party that is liable for the Taxes shall pay to the other Party, within fifteen Business Days before the date on which Taxes are to be paid, an amount equal to the portion of such Taxes for which the Party is liable.

(e) Cooperation. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to Xenia, the Xenia Subsidiaries, the Xenia Business and the Xenia Assets and their respective assets or business relating to any taxable period beginning before the Distribution Date until the expiration of the statute of limitations (and, to the extent notified by any member of the Xenia Group, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Xenia reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Xenia so requests, Xenia shall allow Xenia to take possession of such books and records at Xenia’s expense.

(f) Tax Contests. Unless otherwise provided in this Section 7.2(f), Xenia shall control any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes of Xenia, the Xenia Subsidiaries, the Xenia Business (other than any portion of such business conducted by Holding TRS) and the Xenia Assets.

(i) With respect to any Tax Contest related to the federal or state income taxes of Holding TRS and any other Tax Contest for which Inland American acknowledges in writing that any member of the Inland American Group is liable under this Agreement for any and all Losses relating thereto, the Inland American Group shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) Inland American shall promptly notify Xenia in writing of its intention to control such Tax Contest, and (y) if any Tax Contest could reasonably be expected to have an adverse effect on any member of the Xenia Group, the Tax Contest shall not be settled or resolved without Xenia’s consent, which consent shall not be unreasonably withheld or delayed.

(ii) With respect to any Tax Contest the negative resolution of which could reasonably be expected to adversely affect Inland American’s ability to qualify as a REIT for any past or future taxable year (a “REIT-Related Contest”), Inland American shall have the right to participate in all proceedings related to such REIT-Related Contest and shall receive timely notifications of all actions related to such REIT-Related Contest. Xenia shall not be entitled to settle, either administratively or after the commencement of litigation, any REIT-Related Contest in a manner that would adversely affect Inland American’s ability to qualify as a REIT for any past or future taxable year without Inland American’s prior written consent.

To the extent there is any conflict between the provisions of this Section 7.2(f) and the provisions of Article VIII or Section 9.4, the provisions of this Section 7.2(f) shall control.

(g) Section 336(e).

(i) Inland American agrees to make an election under Section 336(e) of the Code with respect to the Distribution (the “Section 336(e) Election”) if Xenia notifies Inland American in writing within one hundred and eighty days after the Distribution that Xenia has determined that a Section 336(e) Election should be made (the “Election Notice”). In the event Xenia provides an Election Notice, this Agreement and the Election Notice shall constitute a written, binding agreement within the meaning of Treasury Regulations section 1.336-2(h)(1)(i) and shall be interpreted consistent with such treatment. If Xenia provides an Election Notice, the Parties shall cooperate to take all actions required by Section 336(e) of the Code and the accompanying Treasury regulations to make the Section 336(e) Election (including without limitation filing IRS Forms 8883). The Parties intend for the Section 336(e) Election to be effective, if possible, for state income Tax purposes, and they shall timely prepare and file any documents that may be required under any applicable Law for such election (or any corresponding elections(s) under state Law) to be effective for state income Tax as well as federal income Tax purposes.

(ii) If Xenia provides an Election Notice, Inland American and Xenia shall cooperate to determine, in accordance with all applicable Treasury regulations promulgated under Section 336(e) of the Code, the deemed sales prices of the Xenia Assets. Xenia shall propose a determination of the deemed sales prices of the Xenia Assets, which shall be based on the average of the high and the low trading price of the Xenia Common Shares on the trading day following the Distribution Date and the Xenia Liabilities that Xenia determines will be included in the amount realized for federal income Tax purposes on the deemed sale of Xenia Assets, and shall notify Xenia in writing of the prices so determined for the Xenia Assets (“Xenia’s Deemed Sales Price Notice”) within thirty days after providing the Election Notice. Inland American shall be deemed to have accepted such proposed determination unless, within thirty days after the date of Xenia’s Deemed Sales Price Notice, Inland American notifies Xenia in writing of (A) each proposed deemed sales price with which Inland American disagrees and (B) for each such price, the amount that Inland American proposes as the deemed sales price. Xenia shall consider in good faith Inland American’s proposed deemed sales prices for any Xenia Assets.

Section 7.3 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities; Non-Solicitation.

(a) Each of the Parties agrees that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group. Except as expressly provided herein, or in the

Ancillary Agreements, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) subject to Section 7.3(e), employ or otherwise engage any officer, director or employee of the other Group. Neither Party or Group, nor any officer or director thereof, shall be liable to the other Party or Group or its stockholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.

(b) Except as expressly provided herein, or in the Ancillary Agreements, and except as Inland American and each other member of the Inland American Group, on the one hand, and Xenia and each other member of the Xenia Group, on the other hand, may otherwise agree in writing, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, the other Group shall not have an interest in, or expectation that, such opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to such Group with respect to such opportunity, is hereby renounced by such Group. Accordingly, subject to Section 7.3(c) and except as expressly provided herein, or in the Ancillary Agreements, (i) neither Group nor any officer or director thereof will be under any obligation to present, communicate or offer any such opportunity to the other Group and (ii) each Group has the right to hold any such opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group nor the officers or directors thereof shall have or be under any duty to the other Group and shall not be liable to the other Group for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers or directors pursues or acquires the opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the opportunity to another Person, or such Group and its officers or directors does not present, offer or communicate information regarding the opportunity to the other Group.

(c) Except as Inland American and each other member of the Inland American Group, on the one hand, and Xenia and each other member of the Xenia Group, on the other hand, may otherwise agree in writing, the Parties hereby acknowledge and agree that in the event that a director or officer of either Group who is also a director or officer of the other Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered an opportunity that would otherwise constitute a corporate opportunity, if (i) such Person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such opportunity was not offered to such Person solely in, such Person’s capacity as director or officer of either Group, then (A) such director or officer, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such Person’s duty to each Group with respect to such opportunity, (2) shall not have or be under any duty to either Group and shall not be liable to either Group for any breach or alleged breach thereof by reason of the fact that the other Group pursues or acquires the opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the opportunity to another Person, or either Group or such director or officer does not present, offer or communicate information regarding the opportunity to the other Group and (3) shall not have any duty to the other Group or any duty not to derive any personal benefit therefrom and shall not be liable to the other Group for any breach or alleged breach thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the opportunity that would otherwise constitute a corporate opportunity, shall belong to the applicable Group (and not to the other Group).

(d) For the purposes of this Section 7.3, “corporate opportunities” of a Group shall include business opportunities that such Group is financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

(e) Non-Solicitation Covenant. For a period of one (1) year from and after the Effective Time, neither Party shall, and shall ensure that the other members of such Party’s Group shall not, directly or indirectly, solicit or hire any employees of the other Party’s Group without the prior written consent of Inland American or Xenia, as applicable; provided, however, that this Section 7.3(e) shall not prohibit any general offers of employment to the public, including through a bona fide search firm, so long as it is not specifically targeted toward employees of the Inland American Group or the Xenia Group, as applicable.

Section 7.4 Litigation.

(a) As of the Effective Time, Xenia or a member of the Xenia Group shall assume and thereafter, except as provided in Article IX, be responsible for all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time.

(b) Inland American agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Inland American Business is commenced by a third party naming both one or more members of the Inland American Group and one or more one or more members of the Xenia Group as defendants thereto, then Inland American shall use its commercially reasonable efforts to cause such members of the Xenia Group to be removed from such Action; provided, that, subject to the provisions of Article VIII and Article IX, if Inland American is unable to cause such members of the Xenia Group to be removed from such Action, Inland American and Xenia shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(c) Xenia agrees that, at all times from and after the Effective Time, if an Action relating primarily to the Xenia Business is commenced by a third party naming both one or more members of the Inland American Group and one or more members of the Xenia Group as defendants thereto, then Xenia shall use its commercially reasonable efforts to cause such members of the Inland American Group to be removed from such Action; provided that, subject to the provisions of Article VIII and Article IX, if Xenia is unable to cause such members of the Inland American Group to be removed from such Action, Inland American and Xenia shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(d) Inland American and Xenia agree that, at all times from and after the Effective Time, if an Action which does not relate primarily to the Xenia Business or the Inland American Business is commenced by a third party naming both one or more members of the Inland Group and one or more members of the Xenia Group as defendants thereto, then, subject to the provisions of Article VIII and Article IX, Inland American and Xenia shall cooperate and consult to the extent necessary or advisable with respect to such Action.

Section 7.5 Mail Forwarding. Inland American agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to Xenia any correspondence relating to the Xenia Business that is delivered to Inland American.

Section 7.6 Liquor Licenses. Promptly following the Effective Time, Xenia will provide all notices and make all necessary applications for, and shall thereafter use commercially reasonable efforts to pursue and otherwise take all actions reasonably necessary to transfer, obtain or reissue to the applicable subsidiary of Xenia any Permits (including Liquor Licenses and including temporary Permits, to the extent available) required to be transferred, obtained or reissued as a result of or in furtherance of the Transactions. Inland American shall use commercially reasonable efforts to cooperate with Xenia in connection with such transfer, obtaining or reissuance, including, without limitation, by providing Xenia with such information (including information regarding the past and current operations of the applicable Xenia Hotels), and entering into or executing such documents, instruments, applications, forms or agreements as may be reasonably required (by a Governmental Authority issuing such Permit or otherwise) in connection therewith. Without limiting the generality of the foregoing, to the extent reasonably required to enable alcoholic beverages to continue to be sold at any Xenia Hotel following the Effective Time, the Parties will also enter into any interim liquor agreement or other similar type of agreement (“Interim Liquor Agreement”) that will permit the continued the sale of alcoholic beverages at the applicable Xenia Hotel from and after the Effective Time until such time as the applicable Liquor License is issued, consistent with the practices and procedures in effect as of the date hereof, provided that the Interim Liquor Agreement is, in the judgment of Inland American and Xenia, permitted by all applicable Law or is custom or practice in the geographic area in which the applicable Xenia Hotel is located. Any such Interim Liquor Agreement shall be in form and substance reasonably satisfactory to Inland American and Xenia. In addition to the other indemnification provisions contained herein, Xenia agrees that from and after the Effective Time, it will indemnify, defend and hold harmless any Inland American Indemnitee from and against any and all Losses incurred by such Inland American Indemnitee arising from or as a result of such Inland American Indemnitee being a named party on, or an authorized person, officer or signatory on or with respect to, any Liquor License for any period after the Effective Time.

Section 7.7 Non-Disparagement. Each of the Parties shall not, and shall cause their respective Subsidiaries and their respective officers and employees not to, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages the other Group and their Affiliates or any of their respective officers, directors or employees.

ARTICLE VIII.

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1 Agreement for Exchange of Information.

(a) Subject to Section 8.1(b), for a period of three (3) years (the “Period”) following the Distribution Date, as soon as reasonably practicable after written request: (i) Inland American shall afford to any member of the Xenia Group and their authorized accountants, counsel and other designated representatives, reasonable access during normal business hours to, or at the Xenia Group’s expense provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Inland American Group immediately following the Distribution Date that relates to any member of the Xenia Group or the Xenia Assets and (ii) Xenia shall afford to any member of the Inland American Group and their authorized accountants, counsel and other designated representatives, reasonable access during normal business hours to, or at the Inland American Group’s expense provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Xenia Group immediately following the Distribution Date that relates to any member of the Inland American Group or the Inland American Assets; provided, however, that in the event that Xenia or Inland American, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate a Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information- or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the Period shall be extended with respect to requests related to any third party litigation or other Action filed prior to the end of such period, including each of the Named Actions, until such litigation or dispute is finally resolved.

(b) A request for information under Section 8.1(a) may be made: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other Action or proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any Action in which any member of a Group is adverse to any member of the other Group), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes, (iv) to comply with any obligations under this Agreement or any Ancillary Agreement or (v) in connection with any Action relating to the Named Actions.

(c) Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), Xenia shall use its commercially reasonable efforts to cooperate with any requests from any member of the Inland American Group pursuant to Section 8.1(a) and Inland American shall use its commercially reasonable efforts to cooperate with any requests from any member of the Xenia Group pursuant to Section 8.1(a), in each case to enable the requesting Party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2 Ownership of Information. Any information owned by any Person that is provided pursuant to Section 8.1(a) and Section 8.1(c) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3 Compensation for Providing Information. A Person requesting information pursuant to Section 8.1(a) or Section 8.1(c) agrees to reimburse the providing Person for the reasonable, out-of-pocket expenses incurred in connection with such request, if any.

Section 8.4 Retention of Records. To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of three (3) years following the Distribution Date, except as otherwise required or agreed in writing, or such longer period as may be required with respect to the Named Actions or pursuant to Section 7.2(e), the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in their, or any member of their Group’s, respective possession or control on the Distribution Date in accordance with the policies and procedures of Inland American as in effect on the Distribution Date, provided, that, Xenia acknowledges that Inland American has no obligation to retain Xenia’s corporate books and records (or copies thereof) that are delivered to it pursuant to Section 2.9.

Section 8.5 Limitation of Liability. No Person required to provide information under this Article VIII makes any representations or warranties whatsoever with respect to the content of any information provided pursuant to this Article VIII.

Section 8.6 Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:

(a) Xenia shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Inland American Group, the directors, officers, employees and agents of any member of the Xenia Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Action, including the Named Actions, in which the requesting party may from time to time be involved, except in the case of any Action in which any member of the Xenia Group is adverse to any member of the Inland American Group; and

(b) Inland American shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Xenia Group, the directors, officers, employees and agents of any member of the Inland American Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Action, including the Named Actions, in which the requesting party may from time to time be involved, except in the case of any Action in which any member of the Inland American Group is adverse to any member of the Xenia Group.

(c) The requesting Party shall bear all out-of-pocket costs and expenses that the other Party incurs in connection with a request under this Section 8.6.

Section 8.7 Confidentiality.

(a) Xenia (on behalf of itself and each other member of its Group) and Inland American (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group without the prior written consent of such member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall (to the extent not prohibited by judicial or administrative process or by other requirements of Law or stock exchange rule) promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will, at the expense of the requesting Party, cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c) Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of its Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of its Group that is in the possession of the other Party or any member of its Group and (ii) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including an extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the other Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the other Party or any member of its Group. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, its duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.

(d) Confidential Information does not include, and there shall be no obligation of a Party and members of its Group (collectively, the “Disclosing Party”) hereunder, with respect to information regarding the other Party or members of its Group (collectively, the “Owning Party”) that (i) is or becomes generally available to the public, other than as a result of a disclosure by the Disclosing Party, (ii) the Disclosing Party can demonstrate was or became available to the Disclosing Party from a source other than the Owning Party or its representatives, or (iii) is developed independently by the Disclosing Group without reference to the Confidential Information of the Owning Party; provided, however, that, in the case of clause (ii), the source of such information was not known by the Disclosing Party to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Owning Party with respect to such information.

Section 8.8 Privileged Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of Xenia and its Affiliates or Inland American and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i) Inland American shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Inland American Business, whether or not the privileged information is in the possession of or under the control of Inland American or Xenia. Inland American shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Inland American Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Inland American Group, whether or not the privileged information is in the possession of or under the control of Inland American or Xenia; and

(ii) Xenia shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Xenia Business, whether or not the privileged information is in the possession of or under the control of Inland American or Xenia. Xenia shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Xenia Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Xenia Group, whether or not the privileged information is in the possession of or under the control of Inland American or Xenia.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). Xenia may not waive, and shall cause each other member of the Xenia Group not to waive, any privilege that could be asserted by a member of the Inland American Group under any applicable Law, and in which a member of the Inland American Group has a shared privilege, without the consent of Inland American, which consent may be withheld in its sole discretion. Inland American may not waive, and shall cause each other member of the Inland American Group not to waive, any privilege that could be asserted by a member of the Xenia Group under any applicable Law, and in which a member of the Xenia Group has a shared privilege, without the consent of Xenia, which consent may be withheld in its sole discretion.

(d) In the event of any litigation or dispute between or among Xenia and Inland American, or any members of their respective Groups, the Parties may waive a privilege in which a member of the other Group has a shared privilege, without obtaining the consent from any other party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(e) The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6, the agreement to provide litigation support provided in Section 8.10 and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9 Financial Information Certifications. The Parties agree to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

Section 8.10 Cooperation and Litigation Support. Without limiting the generality of, and subject to the limitations set forth in, the other provisions of this Article VIII,

(a) in the event and for so long as any member of a Group is contesting or defending against or participating in any Action in connection with (i) any of the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, payment, action, failure to act, or transaction, occurring prior to the Effective Time, involving any member of a Group, including the Named Actions, each of the other Parties shall and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the directors, officers, employees, agents and other Affiliates of any member such Party’s Group to, cooperate with the Party or member of such Party’s Group that is involved in the Action; and

(b) the Parties shall, and shall cause their Subsidiaries to, and shall use commercially reasonable efforts to cause the directors, officers, employees, agents and other Affiliates of any member of such Party’s Group to, cooperate, including making personnel with relevant knowledge available for answering questions and sharing information, regarding the Suburban Select Service Hotels and any Losses relating thereto.

Section 8.11 Tax Contests. For the avoidance of doubt, to the extent there is any conflict between the provisions of this Article VIII and the provisions of Section 7.2(f), the provisions of Section 7.2(f) shall control.

ARTICLE IX.

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 9.1(c), effective as of the Effective Time, Xenia does hereby, for itself and each other member of the Xenia Group, release and forever discharge each Inland American Indemnitee, from any and all Liabilities whatsoever to any member of the Xenia Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 9.1(c), effective as of the Effective Time, Inland American does hereby, for itself and each other member of the Inland American Group, release and forever discharge each Xenia Indemnitee from any and all Liabilities whatsoever to any member of the Inland American Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c) Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third parties, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii) any obligations pursuant to the Indemnity Agreement; or

(iv) any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(d) Xenia shall not make, and shall not permit any other member of the Xenia Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Inland American Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). Inland American shall not make, and shall not permit any member of the Inland American Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Xenia Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2 Indemnification by Xenia. Except as provided in Section 9.4, Section 9.5 or Section 9.6, Xenia shall, and, in the case of Section 9.2(a) or Section 9.2(b), shall in addition (and without limitation to Xenia’s obligations to provide the indemnities described in Section 9.2(a) or Section 9.2(b)) cause each Appropriate Member of the Xenia Group to, indemnify, defend and hold harmless Inland American Indemnitees from and against any and all Losses of the Inland American Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any Xenia Liability, including the failure of any member of the Xenia Group or any other Person to pay, perform or otherwise promptly discharge any Xenia Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the Xenia Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement other than information that is set forth on Schedule 9.3(c);

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.2 “Appropriate Member of the Xenia Group” means the member or members of the Xenia Group, if any, whose acts, conduct or omissions or failures to act are related to, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3 Indemnification by Inland American. Except as provided in Section 9.4, Section 9.5 or Section 9.6, Inland American shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition (and without limitation to Inland American’s obligations to provide the indemnities described in Section 9.3(a) or Section 9.3(b)), cause each Appropriate Member of the Inland American Group to, indemnify, defend and hold harmless the Xenia Indemnitees from and against any and all Losses of the Xenia Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any Inland American Liability, including the failure of any member of the Inland American Group or any other Person to pay, perform or otherwise promptly discharge any Inland American Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the Inland American Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, solely with respect to information contained in the Registration Statement or the Information Statement that is included on Schedule 9.3(c);

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.3. “Appropriate Member of the Inland American Group” means the member or members of the Inland American Group, if any, whose acts, conduct or omissions or failures to act are related to, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.4 Procedures for Indemnification.

(a) An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and contain a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 9.4(a) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article X, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(e) Unless the Indemnifying Party elects not to or has no right to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party elects not to or has no right to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that liability for such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Notwithstanding any other provision of this Section 9.4, with respect to any Third-Party Claim that may give rise to an Eligible SSS Liability, until such time, if any, as Xenia has paid the full amount of the Xenia SSS Liabilities (which may include payments to Inland American in respect of indemnification obligations hereunder relating to Xenia SSS Liabilities), (i) for purposes of this Section 9.4, Xenia shall be deemed to be the Indemnifying Party with respect to any such Third Party Claim, and shall assume the defense of any such Third-Party Claim and engage such counsel as Xenia shall select, subject to the consent of Inland American (which shall not be unreasonably withheld); (ii) Xenia shall keep Inland American reasonably apprised of the status of any such Third-Party Claim and (iii) Xenia shall not consent to entry of any judgment or enter into any settlement of any such Third-Party Claim against Inland American without the consent (not to be unreasonably withheld, conditioned or delayed) of Inland American. Once Xenia has paid the full amount of the Xenia SSS Liabilities, unless the Parties otherwise agree, Inland American shall be deemed to be the Indemnifying Party for purposes of this Section 9.4 with respect to any existing Third-Party Claim for which Xenia was previously deemed to be the Indemnifying Party for purposes of this Section 9.4(g).

(h) Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

(i) Notwithstanding anything to the contrary in this Agreement, the amount of any indemnification payments due under this Agreement to a Protected REIT shall not exceed an amount equal to the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if such indemnification payment was Nonqualifying Income as determined by the REIT tax counsel or independent accountants to the Protected REIT. If the amount payable for any tax year under the preceding sentence is less than the amount that the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee and shall not release any portion thereof to the Indemnitee, and (2) the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion of the Protected REIT’s REIT tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year (in which case, the Indemnitee shall be entitled to receive from the Escrow Account an amount not in excess of such maximum amount), or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements.

(j) For the avoidance of doubt, to the extent there is any conflict between the provisions of this Section 9.4 and the provisions of Section 7.2(f), the provisions of Section 7.2(f) shall control.

Section 9.5 Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6 Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority.

Section 9.7 Contribution. If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Xenia and each other member of the Xenia Group, on the one hand, and Inland American and each other member of the Inland American Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.8 Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10 Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IX shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IX) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IX shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

Section 9.11 Pursuit of Claims Against Third Parties. If (i) an Indemnifying Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason in favor of the Indemnifying Party against the third party to satisfy the Liability incurred by the Indemnifying Party; and (iii) a legal or equitable remedy may be available to the Indemnitee against the third party for such Liability, then the Indemnitee shall use its commercially reasonable efforts to cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, to permit the Indemnifying Party to obtain the benefits of such legal or equitable remedy against the third party.

Section 9.12 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 9.13 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9.14 Attorney Representation. Inland American, on behalf of itself and the other members of the Inland American Group, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of Xenia resulting from such person being an employee of Inland American or any of its Subsidiaries (including members of the Xenia Group) at any time prior to the Distribution and agrees to allow such attorney to represent members of the Xenia Group in any transaction or dispute with respect to this Agreement, the Ancillary Agreements, the Transactions and transactions between the Parties which commence following the Distribution Date. Xenia, on behalf of itself and the other members of the Xenia Group, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of Inland American resulting from such person being an employee of Xenia or any of its Subsidiaries (including any member of the Inland American Group) at any time prior to the Distribution and agrees to allow such attorney to represent members of the Inland American Group in any transaction or dispute with respect to this Agreement, the Ancillary Agreements and the Transactions and transactions between the Parties which commence following the Distribution Date. In furtherance of the foregoing, each member of the Inland American Group and each member of the Xenia Group will, upon request, execute and deliver a specific waiver as may be required in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.

Section 9.15 Indemnity Agreement. The Indemnity Agreement shall govern the indemnification rights and obligations of the Parties with respect to the Named Actions.

ARTICLE X.

DISPUTE RESOLUTION

Section 10.1 Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

Section 10.2 Negotiation and Dispute Resolution.

(a) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b) Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 10.3.

Section 10.3 Arbitration.

(a) Any Agreement Dispute shall be exclusively and finally settled by arbitration administered by the American Arbitration Association (“AAA”). Any Party (a “Requesting Party”) may initiate arbitration by notice to the other affected Party or Parties (a “Recipient Party”) (a “Request for Arbitration”). The arbitration shall be conducted in accordance with AAA rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be Wilmington, Delaware. The arbitration shall be conducted by a single arbitrator appointed by the Recipient Party from a list of at least five (5) individuals who are independent and qualified to serve as an arbitrator submitted by the Requesting Party to the Recipient Party within fifteen (15) days after delivery of the Request for Arbitration. In the event the Requesting Party fails to send a list of at least five (5) qualified individuals to serve as arbitrator to the Recipient Party within such fifteen-day period, then the Recipient Party shall appoint such arbitrator within twenty-five (25) days from the Request for Arbitration. In the event the Recipient Party fails to appoint a person to serve as arbitrator from the list of at least five (5) qualified individuals within ten (10) days after its receipt of such list from the Requesting Party, the Requesting Party shall appoint one of the individuals from such list to serve as arbitrator within five (5) days after the expiration of such ten (10) day period. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who has no material business relationship, directly or indirectly, with either of the Parties and who has at least fifteen (15) years of experience in the practice of law with experience in corporate or commercial transactions. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The Parties may agree to extend the time limits specified in the foregoing sentence. The Parties intend that all Agreement Disputes, including those relating to indemnification obligations with respect to Third-Party Claims, will be determined expeditiously in accordance with the schedule set forth above. In the event that more than one Request for Arbitration is filed with the AAA relating to the same dispute, the arbitrator selected pursuant to the first made Request for Arbitration filed with the AAA shall decide all related demands for arbitration made by any and all Parties.

(b) The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Delaware without giving effect to the principles of conflicts of law, and will be without power to apply any different substantive law. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing Party or Parties. The arbitrator also has the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrator may entertain a motion to dismiss and/or a motion for summary judgment by any Party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the Parties an opportunity to present written submissions and documentary evidence, the arbitrator concludes that there is no material issue of fact and that the Claim may be determined as a matter of law. The Parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrator’s award by any court. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction. Each Party to this Agreement irrevocably submits to the non-exclusive jurisdiction of and venue in the courts of the State of Delaware and of the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware with subject matter jurisdiction) in connection with any such proceeding, and waives any objection based on forum non conveniens.

(c) The Parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided that nothing herein shall prevent a Party from disclosing information regarding the arbitration for purposes of enforcing the award. The Parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

Section 10.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute, controversy or claim to the extent such Party is obligated to do so pursuant to this Agreement.

Section 10.5 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY A PARTY TO COMPEL THE DISPUTE RESOLUTION PROCEDURES PROVIDED IN THIS ARTICLE X AND THE ENFORCEMENT OF ANY AWARDS OR DECISION OBTAINED FROM SUCH ARBITRATION PROCEEDING, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

ARTICLE XI.

TERMINATION

Section 11.1 Termination. Upon written notice, this Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Effective Time by and in the sole discretion of Inland American without the approval of any other Party.

Section 11.2 Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party.

ARTICLE XII.

MISCELLANEOUS

Section 12.1 Further Assurances. Subject to the limitations or other provisions of this Agreement, including the right of Inland American to terminate this Agreement at any time prior to the Effective Time as set forth Section 11.1, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 12.2 Payment of Expenses. Xenia shall be responsible for paying all costs and expenses incurred in connection with the Transactions whether incurred and payable prior to, on or after the Distribution Date, including investment banking, legal, accounting advisory work, loan restructuring and listing-related fees. To the extent such fees were incurred prior to the Distribution Date and paid by Inland American, Xenia will reimburse Inland American for such fees.

Section 12.3 Amendments and Waivers.

(a) Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or the Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is executed by a writing signed by an authorized representative of such Party. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be construed to be a waiver by the waiving Party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or prejudice the rights of the other Party, thereafter, to enforce each and every such provision. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4 Entire Agreement. This Agreement, the Ancillary Agreements, the Indemnity Agreement and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein.

Section 12.5 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.6 Third Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1 and (b) as provided in Section 7.1 relating to insured persons, this Agreement is for the sole benefit of the Parties and their successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 12.7 Notices. All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be personally delivered, sent by a nationally recognized overnight courier, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address set forth below (or at such other street address as such Party may designate from time to time by written notice in accordance with this provision):

(a) If to Inland American:

Inland American Real Estate Trust, Inc.

2809 Butterfield Road

Oak Brook, Illinois 60523

Attention: President

(b) If to Xenia:

Xenia Hotels & Resorts, Inc.

200 S. Orange Avenue, Suite 1200

Orlando, Florida 32801

Attention: President and Chief Executive Officer

Notice by courier or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or similar acknowledgment. All notices and communications delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery.

Section 12.8 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.9 Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.10 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, no consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all of the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 12.11 Governing Law. This Agreement, and the legal relations between the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof, to the extent such rules would require the application of the law of another jurisdiction.

Section 12.12 Force Majeure. Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as, and to the extent to which, the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause. For purposes of this Agreement “Force Majeure” means with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

Section 12.13 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 12.14 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.15 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.16 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. References to the terms Article, Section, paragraph, clause, Exhibit and Schedule in this Agreement are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified.

Section 12.17 Specific Performance. Subject to the provisions of Article X, from and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, may be inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 12.18 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of Inland American or Xenia, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Inland American or Xenia, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Inland American or Xenia, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:
Name:
Title:

XENIA HOTELS & RESORTS, INC.

By:
Name:
Title: